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                                 EXHIBIT 10.11H

                             REIMBURSEMENT AGREEMENT

                           Dated as of January 8, 2003

                                 By and Between

                             SOUTHWEST WATER COMPANY

                                (the "Borrower")

                                       and

                              BANK OF AMERICA, N.A.

                                  (the "Bank")

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                                TABLE OF CONTENTS

Article I.     DEFINITIONS.......................................   1
               1.01 Definitions..................................   1
               1.02 Accounting Terms and Determinations..........   4

Article II.    LETTER OF CREDIT..................................   4
               2.01 Issuance of the Letter of Credit.............   4
               2.02 Scheduled Termination Date...................   5
               2.03 Reimbursement for Draws Upon the
                    Letter of Credit.............................   5
               2.04 Obligation to Pay Unconditional..............   5

Article III.   FEES; PAYMENTS; CHANGES IN CIRCUMSTANCES..........   6
               3.01 Letter of Credit Fees........................   6
               3.02 Transaction Fees.............................   7
               3.03 Computation of Fees and Interest.............   7
               3.04 Payments by the Borrower.....................   7
               3.05 Direct Debit.................................   7
               3.06 Payment Due on Non-Business Day to be
                    Made on Next Business Day....................   7
               3.07 Increased Costs..............................   8

Article IV.    REPRESENTATIONS AND WARRANTIES....................   8
               4.01 Existence and Power..........................   8
               4.02 Authorization; No Contravention..............   8
               4.03 Authority of Officers........................   9
               4.04 Governmental Approvals.......................   9
               4.05 Taxes........................................   9
               4.06 Financial Information........................   9
               4.07 Binding Effect...............................   9
               4.08 No Default...................................  10
               4.09 Litigation...................................  10
               4.10 Compliance with Other Agreements and
                    Applicable Laws..............................  10

Article V.     CONDITIONS........................................  11
               5.01 Conditions Precedent to the Issuance of
                    the Letter of Credit.........................  11

Article VI.    AFFIRMATIVE COVENANTS.............................  11
               6.01 Credit Agreement Covenants...................  11
               6.02 Further Assurances...........................  12

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Article VII.   EVENTS OF DEFAULT.................................  12
               7.01 Events of Default............................  12
               7.02 Remedies.....................................  14
               7.03 Rights Not Exclusive.........................  14

Article VIII.  MISCELLANEOUS.....................................  14
               8.01 Notices......................................  14
               8.02 Binding Agreement; Third Parties.............  15
               8.03 Participations...............................  15
               8.04 No Waivers...................................  16
               8.05 Payment of Expenses..........................  16
               8.06 Indemnity....................................  17
               8.07 Amendment and Modification of
                    Agreement, Waivers...........................  18
               8.08 Severability.................................  19
               8.09 Arbitration..................................  19
               8.10 Governing Law................................  21
               8.11 Table of Contents and Captions...............  21
               8.12 Counterparts.................................  21

Exhibit A      Letter of Credit

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                             REIMBURSEMENT AGREEMENT

     This Reimbursement Agreement dated as of January 8, 2003, is entered into by and between SOUTHWEST WATER COMPANY, a Delaware corporation (the "Borrower") and BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States of America (the "Bank").

     WHEREAS, pursuant to that certain Service Contract for the Design, Construction, Financing and Operation of the San Juan Basin Desalter Project dated September 3, 2002 (the "Service Contract") between the Capistrano Valley Water District, Orange County, California (the "District") and ECO Resources, Inc., a Texas corporation (the "Company"), the Company has agreed to pay certain daily delay liquidated damages under certain circumstances as set forth in the Service Contract.

     WHEREAS, the Borrower, the parent corporation of the Company, has entered into that certain Service Contract Guaranty Agreement dated September 3, 2002 (the "Guaranty") pursuant to which Borrower has guaranteed the obligations of the Company to the District under the Service Contract.

     WHEREAS, to support payment of the liquidated damages under the Services Contract, the Borrower has requested that the Bank issue its irrevocable direct-pay letter of credit, in substantially the form of Exhibit A hereto, for the benefit of the District.

     NOW, THEREFORE, in consideration of the premises and in order to induce the Bank to issue the Letter of Credit, and intending to be legally bound hereby, the Borrower and the Bank hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.01 Definitions. In addition to the terms defined in the Whereas clauses above and elsewhere in this Agreement, the

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following terms used in this Agreement and in any exhibits hereto shall, unless the context otherwise requires, have the following meanings:

     "Agreement" means this Reimbursement Agreement, as it may be amended and supplemented from time to time.

     "Business Day" means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions in California are authorized or required to close.

     "Change of Control" shall have the meaning set forth in the Credit
Agreement.

     "Closing Date" means the date on which all conditions precedent under Paragraph 5.01 have been satisfied or have been waived by the Bank.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Credit Agreement" means that certain Credit Agreement dated as of July 30, 1999, as amended, between the Borrower and the Bank, as the same may be further amended, modified, renewed and restated from time to time.

     "Default," means an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder as from time to time in effect.

     "Event of Default" means any of the events specified in Paragraph 7.01.

     "Governmental Authority" means any government, foreign or domestic, and any political subdivision thereof, any court or any foreign or domestic, federal, state, municipal or other department, commission, board, bureau, agency, public authority or instrumentality.

     "Governmental Requirement" means any law, ordinance, order, rule or regulation of a Governmental Authority.

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     "Indebtedness" means for any Person calculated on a consolidated basis in accordance with generally accepted accounting principles (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property;
(b) all direct or indirect guaranties of such Person in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness of any other Person; and (c) all obligations of such Person as lessee under leases which have been or should be in accordance with generally accepted accounting principles recorded as capital leases. In calculating Indebtedness, no amount shall be included more than once in the aggregate of the above described amounts.

     "Indemnified Parties" means and includes the Bank, its parent, subsidiaries and affiliated companies, assignees of any of Bank's interests in this Agreement, or any of its affiliates, and officers, directors, employees and agents of each of them.

     "Letter of Credit" means the letter of credit, substantially in the form of Exhibit A hereto, issued pursuant to Paragraph 2.01(a) and any letter of credit issued in substitution therefor pursuant to the terms of this Agreement, as such Letter of Credit may be amended, renewed or extended from time to time.

     "Person" means any individual, firm, partnership, joint venture, corporation, association, business enterprise, trust, governmental authority or other entity whether acting in an individual, fiduciary or other capacity.

     "Plan" means an employee benefit plan or pension plan covered by ERISA.

     "Prime Rate" means the rate of interest publicly announced from time to time by the Bank, as its prime rate. The Prime Rate is a rate set by the Bank based upon various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

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     "Scheduled Termination Date" means the date of termination of the Letter of
Credit, being initially January 8, 2004.

     "Subsidiary" means a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by the Borrower.

     1.02 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, generally accepted accounting principles as in effect from time to time and consistently applied.

                                   ARTICLE II

                                LETTER OF CREDIT

     2.01 Issuance of the Letter of Credit.

          (a) Subject to the terms and conditions of this Agreement, the Bank hereby agrees on the Closing Date, upon the request of the Borrower evidenced by its execution and delivery of this Agreement, to issue its Letter of Credit in favor of the District for the account of the Borrower. The Letter of Credit shall be in a face amount not exceeding Three Million Four Hundred Thirty Thousand Dollars ($3,430,000).

          (b) The request for issuance of the Letter of Credit shall constitute a representation and warranty by the Borrower that as of the date of such request the representations and warranties set forth in Article IV are true and correct and that no Default or Event of Default has occurred and is continuing.

          (c) Subject to the terms and conditions of this Agreement, the Bank hereby agrees, at the request of the Borrower, and subject to the written consent of the District, to amend the Letter of Credit to reflect any reductions in the

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Stated Amount of the Letter of Credit and/or any assignments of the Service
Contract.

     2.02 Scheduled Termination Date. The initial Scheduled Termination Date shall be January 8, 2004 and shall be automatically extended each year thereafter for an additional one year unless the Bank gives written notice to the Borrower and the District at least 120 days prior to the then current Scheduled Termination Date of its intention not to extend the Scheduled Termination Date beyond the current Scheduled Termination Date.

     2.03 Reimbursement for Draws Upon the Letter of Credit. The Borrower agrees to reimburse the Bank, on each date that any amount drawn upon the Letter of Credit is honored by the Bank, for the amount of such drawing. Any other amount drawn under the Letter of Credit and any amount not paid when due under this Agreement shall bear interest until paid in full at a rate per annum equal to the sum of the Prime Rate plus four percentage points (4%).

     2.04 Obligation to Pay Unconditional.

          (a) The Borrower's obligations to reimburse the Bank as provided herein is absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances except as may be the result of the gross negligence or willful misconduct of the Bank:

               (i) any lack of validity or enforceability of the Letter of Credit or the Service Contract (provided payments are actually made under the Letter of Credit);

               (ii) any amendment or waiver of or any consent to departure from all or any of such documents;

               (iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the Company, the District, or any other Person (other than the

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          Bank), whether in connection with this Agreement, the Service Contract or any unrelated transaction;

               (iv) payment by the Bank under the Letter of Credit against presentation of a sight draft or certificate which complies in all material respects with the terms of the Letter of Credit but does not strictly comply therewith;

               (v) any demand, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

               (vi) any other circumstance, happening or omission whatsoever which is similar to any of the foregoing.

                                   ARTICLE III

                    FEES; PAYMENTS; CHANGES IN CIRCUMSTANCES

     3.01 Letter of Credit Fee. The Borrower shall pay to the Bank a letter of credit fee equal to two percent (2%) per annum of the Stated Amount of the Letter of Credit (as defined therein) and as reduced from time to time. The letter of credit fee shall accrue from the Closing Date to the date the Letter of Credit expires and shall be payable quarterly in advance commencing on the date of issuance of the Letter of Credit and quarterly thereafter.

     3.02 Transaction Fees. The Borrower shall pay to the Bank:

          (a) on the date of each drawing under the Letter of Credit, a transaction fee in amount equal to Two Hundred Fifty Dollars ($250) and, if required, a wire transfer fee of Thirty-Five Dollars ($35.00); and

          (b) on the date of any amendment to or transfer of the Letter of Credit, an amendment or transfer fee in an amount

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equal to Two Thousand Five Hundred Dollars ($2,500.00).

     3.03 Computation of Fees and Interest. All computations of fees and interest under this Agreement shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in a higher interest and higher fees than if a three hundred sixty-five (365) day year were used). Interest shall accrue during each period during which interest is computed from but excluding the first day thereof to and including the last day thereof.

     3.04 Payments by the Borrower.

          (a) On the date of the Bank's honoring of each drawing under the Letter of Credit, the Borrower shall before 5:00 p.m. (California time) make an amount equal to the amount of such drawing available to the Bank by payment in immediately available funds.

          (b) Any payment received after 5:00 p.m. (California time) shall be deemed to have been received on the next Business Day.

     3.05 Direct Debit

          (a) The Borrower agrees that interest and principal payments and any fees will be deducted automatically on the due date from the Borrower's account number 14599-07501, or such other of the Borrower's account with the Bank as designated in writing by the Borrower. The Bank shall promptly, upon receipt of notice from the District of a drawing under the Letter of Credit, notify the Borrower of the amount of such drawing and any fees incurred in connection therewith.

          (b) The Borrower will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement to cover each debit. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

     3.06 Payment Due on Non-Business Day to be Made on Next Business Day. If any sum becomes payable pursuant to this Agreement on a day which is not a Business Day, the date for payment thereof shall be extended, without penalty, to the next

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succeeding Business Day, and such extended time shall be included in the computation of interest and fees.

     3.07 Increased Costs. If after the date hereof any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit, assessment or insurance fee or similar requirement against letters of credit issued by the Bank or (ii) impose on the Bank any other condition relating to this Agreement or the Letter of Credit or affect the calculations relating to the Bank's capitalization, and the result of any event referred to in clause (i) or (ii) shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit or funding amounts drawn thereunder, then, upon demand by the Bank, the Borrower shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the Prime Rate plus two percent (2%). A certificate setting forth with reasonable explanations such increased cost incurred by the Bank as a result of any event mentioned in clause (i) or (ii) of this paragraph, submitted by the Bank to the Borrower, shall be conclusive, absent manifest error, as to the amount thereof.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     4.01 Existence and Power. The Borrower is a corporation duly formed and existing under the law of the State of Delaware and has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     4.02 Authorization; No Contravention. The execution and delivery and performance by the Borrower of this Agreement, the Guaranty and the other related documents to which it is a party is within the Borrower's powers, has been duly authorized by all necessary action and does not contravene, or constitute a

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default under, any provision of applicable law or regulation or of its organizational papers or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower in any material respect or result in the creation or imposition of any lien or encumbrance on any asset of the Borrower.

     4.03 Authority of Officers. The officers of the Borrower who will execute this Agreement and who have executed all other documents, instruments and agreements required to be delivered or contemplated hereunder or under the Service Contract are or will be duly authorized to execute the same.

     4.04 Governmental Approvals. No order, permission, consent, approval, license or authorization by registration or filing with, or exemption by, any Governmental Authority is required by the Borrower to authorize, or is required by any Borrower in connection with, the execution, delivery and performance by the Borrower of this Agreement or under any document required under the Service Contract to which it is a party or the taking by the Borrower of any action hereby or thereby contemplated, except as have been granted and which are in full force and effect.

     4.05 Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required to be filed and has paid all taxes shown to be due and payable on such returns and has paid all tax assessments, fees and other governmental charges upon it or its properties, income or assets otherwise due and payable except those presently payable without penalty or interest and further except those which are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with generally accepted accounting principles.

     4.06 Financial Information. The financial statements of the Borrower and its consolidated Subsidiaries dated as of September 30, 2002, and the information and other data furnished by the Borrower to the Bank fairly and accurately reflect the financial condition of the Borrower and its consolidated Subsidiaries as of the date and for the periods indicated therein and have been prepared in conformity with generally accepted accounting principles.

     4.07 Binding Effect. This Agreement constitutes valid and

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binding agreement of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

     4.08 No Default. No material Default or any Event of Default has occurred and is continuing or would result from the obligations incurred by the Borrower hereunder or by the actions contemplated hereby.

     4.09 Litigation. There are no suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its property, the adverse determination of which might in any material respect affect the Borrower's financial condition or operations or impair the Borrower's ability to perform its obligations hereunder, under the Service Contract or under any instrument or agreement required hereunder or thereunder.

     4.10 Compliance with Other Agreements and Applicable Laws. Neither Borrower nor any of the its Subsidiaries is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment (including, but not limited to any such agreement involving the debts or investments of Borrower or liens upon its assets) to which it is a party or by which it or any of its assets are bound and Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals, and orders of any Governmental Authority.

     The representations and warranties contained in this Article IV shall be deemed to be made by the Borrower on the date of execution of this Agreement.

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                                    ARTICLE V

                                   CONDITIONS

     5.01 Conditions Precedent to the Issuance of the Letter of Credit. The obligation of the Bank to issue the Letter of Credit is subject to the condition precedent that on or before the Closing Date the Bank shall have received the following, in form and detail satisfactory to the Bank:

          (a) evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized;

          (b) certificate of good standing from the Borrower from its state of incorporation, certified as of a recent date by the Secretary of State of its state of incorporation;

          (c) copy of the executed Service Contract and all other documents executed or delivered in connection therewith as Bank may reasonably require;

          (d)  the fees required by Paragraph 3.01;

          (e) such other evidence, documents, instruments, approvals or opinions as the Bank may reasonably request to establish the due execution of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees, that as long as the Letter of Credit is outstanding and until the full and final payment of all indebtedness of the Borrower incurred hereunder, unless the Bank shall otherwise consent in writing:

     6.01 Creditor Agreement Covenants. Borrower agrees to perform each and every covenant contained in Sections 6.01 and 6.02, inclusive, of the Credit Agreement. The above referenced covenants are hereby incorporated by reference into this

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Agreement as in effect on the date hereof and as such covenants may be further amended, modified, waived, or in any way changed; provided, however, if the Credit Agreement is terminated for any reason, Borrower will still comply with the above-referenced covenants as they exist on the date of termination, unless otherwise agreed to in writing by the Bank.

     6.02 Further Assurances. The Borrower will execute and deliver to the Bank all such documents, instruments and agreements (other than as specifically required by this Agreement) and do all such other acts and things as may be reasonably requisite to enable the Bank to exercise and enforce its rights hereunder.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

     7.01 Events of Default. The following events shall constitute "Events of Default";

          (a) Non-Payment. The Borrower shall fail to pay within three (3) days of the date when due any amount of principal, interest, fee or other amount payable by it hereunder;

          (b) Representation or Warranties. Any representation or warranty made by the Borrower in this Agreement or which is contained in any certificate, financial statement or other document delivered at any time pursuant hereto or in connection with any transaction contemplated hereby shall prove to have been incorrect in any material respect when made or deemed to be made;

          (c) Other Defaults. The Borrower shall fail to observe or perform any material term, provision, covenant, agreement or obligation contained in this Agreement not specifically mentioned in this Paragraph 7.01 and, with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence;

          (d) Voluntary Bankruptcy; Insolvency. The Borrower shall (i) suspend or discontinue its business, or (ii) make an

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assignment for the benefit of creditors, or (iii) generally not be paying its debts as such debts become due, or (iv) admit in writing its inability to pay its debts as they become due, or (v) file a voluntary petition in bankruptcy, or
(vi) become insolvent (however such insolvency shall be evidenced), or (vii) file any petition or answer seeking for itself any bankruptcy reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, or (viii) petition or apply to any tribunal for any receiver, custodian or trustee for any substantial part of its property;

          (e) Involuntary Proceedings. An involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days;

          (f) Judgments. Any judgment or decree is issued in an amount exceeding Two Hundred Fifty Thousand Dollars ($250,000) not covered by insurance against the Borrower or against any of its property;

          (g) ERISA. Any Plan termination or any full or partial withdrawal from a Plan or Plans shall occur which could result in a material liability of the Borrower to the Pension Benefit Guaranty Corporation;

          (h) Material Adverse Change. A material adverse change occurs in the Borrower's financial condition, properties or prospects, or ability to repay any obligations hereunder;

          (i) Other Bank Agreements. The Borrower fails to meet the material conditions of, or fails to perform any material obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank and, with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence;

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          (j)  Termination of Credit Agreement. The Credit Agreement is
terminated, cancelled or no longer in effect for any reason; or

          (k)  Change of Control. A Change of Control shall have occurred.

     7.02 Remedies. If any Event of Default shall have occurred:

          (a) The obligation of the Bank to issue, extend, amend or renew the Letter of Credit, if the Letter of Credit has not yet been issued, extended, amended or renewed, shall terminate; and/or

          (b) The Bank may declare all amounts due hereunder (together with accrued interest thereon) to be, and such amounts shall thereupon become, due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower; and/or

          (c) The Borrower will at the request of the Bank immediately pay to the Bank an amount equal to the aggregate amount which could be drawn under the Letter of Credit to be held by the Bank in a cash collateral account as security for the Indebtedness hereunder and the Borrower agree that such funds may be applied against the Indebtedness hereunder as the same becomes due and payable; and/or

          (d) The Bank may exercise all rights and remedies available to it by law or in equity.

     7.03 Rights Not Exclusive. The rights provided for in this Article are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing

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(including cable or telex) and shall be given to such party at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by notice to the Bank and the Borrower:

          If to the Borrower:

               Southwest Water Company
               225 North Barranca Avenue, Suite 200
               West Covina, California 91791-1605
               Attn: Thomas C. Tekulve
                     Vice President, Finance

          If to the Bank:

               Bank of America, N.A.
               675 Anton Boulevard, 2nd Floor
               Costa Mesa, California 92626
               Attn: Jamie Harney
                     Vice President

     Each such notice, request or other communication shall be effective when received at the addresses specified in this Paragraph.

     8.02 Binding Agreement; Third Parties.

          (a) This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, provided that the Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed.

          (b) This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     8.03 Participations. The Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other Person (each a "Participant") all or part of the obligations of the Borrower under this Agreement. The Borrower agrees that each such disposition will give rise to a direct

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obligation of the Borrower to the Participant. The Borrower authorizes the Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of the Borrower which may be in the hands of the Bank or such Participant, respectively. The Borrower authorizes the Bank to disclose to any prospective Participant and any Participant any and all information in the Bank's possession concerning the Borrower, this Agreement.

     8.04 No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     8.05 Payment of Expenses.

          (a)  The Borrower agrees:

               (i) to pay or reimburse the Bank for all of its reasonable out-of-pocket costs, attorneys' fees and expenses (including, without limitation, allocated costs of in-house counsel) incurred in connection with the preparation, review and execution of, and any amendment, supplement or modification to, this Agreement, the Letter of Credit, and any other document prepared in connection herewith or therewith and the consummation of the transactions contemplated hereby and thereby;

               (ii) to pay the Bank's reasonable costs and expenses incurred in connection with the administration of this Agreement, including title insurance, recording and escrow charges, fees for appraisal, audit charges, and any other reasonable fees and costs for services, regardless of whether such services are furnished by the Bank's employees or agents or independent contractors.

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

               (iii) to pay or reimburse the Bank for all reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Letter of Credit, and any other document prepared in accordance herewith or therewith or any refinancing or restructuring of this Agreement or such other documents in the nature of a "work-out", including, out-of-pocket fees and disbursements of counsel to the Bank (including without limitation, allocated out-of-pocket costs of in-house counsel), and including any costs and attorneys fees incurred in any arbitration proceeding.

               (b) The obligations of the Borrower in this paragraph shall survive repayment of all disbursements made under the Letter of Credit and all other amounts payable hereunder.

               (c) In the event that any party hereto shall incur legal fees and costs in connection with the actual or threatened breach of any provision hereof, or to enforce any right or remedy hereunder, such party shall be entitled to recover such fees and costs from the breaching party. In the event that an action or arbitration proceeding is brought in connection with this Agreement the prevailing party shall be entitled to recover from the losing party in addition to any money judgment or other relief, such actual attorney's fees (including allocated costs of staff counsel), disbursements and costs as may be incurred by the prevailing party instituting or defending such litigation or arbitration, together with such reasonable costs and expenses as may be allowed by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees (including allocated costs of in-house counsel) incurred by the Bank related to the preservation, protection or enforcement of any rights of the Bank in such case.

     8.06 Indemnity.

          (a) The Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against all liabilities,

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

claims, actions, damages, costs and expenses (including all legal fees and expenses of counsel to the Indemnified Parties) arising out of or resulting from the Indemnified Parties' performance of any act permitted under this Agreement (excluding gross negligence or willful misconduct of any Indemnified Party); or breach of any representation or warranty made or given by the Borrower or any obligation of Borrower contained in this Agreement; or any claim or cause of action of any kind by any party that the Indemnified Parties are liable for any act or omission committed or made by the Borrower or any other person or entity (except the Bank) in connection with the ownership, operation or development of the Project, whether on account of any theory of derivative liability, comparative negligence or otherwise. Upon demand by the Indemnified Parties, Borrower shall defend any action or proceeding brought against the Indemnified Parties arising out of or alleging any claim or cause of action covered by this indemnity, all at Borrower's own cost and by counsel to be approved by the Indemnified Parties in the exercise of their reasonable judgment. In the alternative, the Indemnified Parties may elect to conduct its own defense, and Borrower shall pay the reasonable expenses thereof. The provisions of this paragraph shall survive the termination of this Agreement.

          (b) The Borrower agrees to save, indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages and liabilities (including liabilities for penalties) resulting from any litigation brought in connection with the issuance or sale of the Bonds, unless such liability shall be due to gross negligence or willful misconduct on the part of any Indemnified Party.

          (c) The Indemnified Parties shall not in any way be responsible for performance by the Trustee or any paying agent for the Bonds of its obligations to the Borrower, nor for the form, sufficiency, correctness, genuineness, authority of person signing, falsification or legal effect of any documents called for under the Letter of Credit if such documents on their face appear to be in order.

     8.07 Amendment and Modification of Agreement, Waivers. No modification or waiver of any provision of this Agreement or any other document, instrument or agreement required, referred to or contemplated hereunder, nor consent to any departure by the

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

Borrower, or the Bank therefrom shall in any event be effective unless the same shall be in writing and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on either party in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances.

     8.08 Severability. In case any one or more of the provisions contained in this Agreement or any document, instrument, or agreement required hereunder should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

     8.09 Arbitration.

          (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

          (b) At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

          (c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of JAMS/Endispute, LLC, a Delaware limited liability company or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

          (d) The arbitration shall be administered by JAMS and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million

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

Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty
(30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

          (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).

     The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

          (f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff;
(ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or
(iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

          (g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

          (h) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

          (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

     8.10 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

     8.11 Table of Contents and Captions. The table of contents and captions contained in this Agreement are for convenience of reference only and shall not limit or define the provisions of this Agreement or affect the interpretation or construction thereof.

     8.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

                           [INTENTIONALLY LEFT BLANK]

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

     BANK:

     BANK OF AMERICA, N.A.

     By: /s/ JAMIE HARNEY
     --------------------
     Name: Jamie Harney
     Title: Vice President

     BORROWER:

     SOUTHWEST WATER COMPANY

     By: /s/ THOMAS C. TEKULVE
     -------------------------
     Name: Thomas C. Tekulve
     Title: Vice President - Finance

     By: /s/ RICHARD J. SHIELDS
     --------------------------
     Name: Richard J. Shields
     Title: Chief Financial Officer

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